EXHIBIT 99.2
China Security Completes Merger to Become US Domiciled Entity

Tuesday November 14, 5:23 pm ET

Company’s Pending S-4 Registration Statement Goes Effective

SHENZHEN, China, Nov. 14 /Xinhua-PRNewswire/ -- China Security & Surveillance Technology, Inc. ("China Security" or the "Company") (OTC Bulletin Board: CSSTF - News), a leading provider of surveillance technology and solutions in China, announced today that it completed the merger entered into on September 30, 2006 between China Security and its recently-formed wholly owned Delaware subsidiary. The purpose of the merger is to reincorporate China Security, a British Virgin Islands company, in Delaware.

As part of this transaction, each outstanding share of common stock of China Security will convert automatically into one share of common stock of the surviving Delaware corporation. In addition, all outstanding warrants to purchase shares of China Security common stock not exercised before the completion of the reincorporation, will become warrants to acquire, at the same exercise price, an identical number of shares of the surviving corporation's common stock. As of the closing of this merger, there were 29,209,259 shares of China Security common stock outstanding and a total of 1,768,006 warrants to purchase common shares, totaling 30,997,265 shares of common stock, on a fully diluted basis.

The board of directors determined the reincorporation is in the best interests of China Security based on a number of factors, including enhanced credibility, greater flexibility in corporate law, and attractiveness for directors and officers. China Security also agreed to effectuate the reincorporation pursuant to a stock purchase agreement that it entered into on April 4, 2006 in connection with a financing transaction.

The Company’s S-4 registration statement covering the securities issued in connection with the merger was declared effective by the SEC on November 13, 2006. For more details visit http://sec.gov/ and to get a copy of the prospectus, visit http://www.edgar-online.com/.

About China Security & Surveillance Technology, Inc.

Based in Shenzhen, China, China Security manufactures, distributes, installs and maintains security and surveillance systems through its wholly owned subsidiary, Golden Group Corporation (Shenzhen) Limited. China Security has a manufacturing facility located in Shenzhen and a R&D facility which leverages an exclusive collaboration agreement with Beijing University. In addition, China Security has built a diversified customer base through its extensive sales and service network that includes 37 points of presence throughout the PRC. For more information visit China Security's website: http://www.goldengroup.cn/eindex.asp

This press release includes certain statements that are not descriptions of historical facts, but are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may include statements about our proposed discussions related to our business or growth strategy, which is subject to change. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions, which are subject to change. For a further description of other risks and uncertainties, see our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 20-F, and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at http://www.sec.gov.

Contact:

Matthew Hayden
Hayden Communications
858-704-5065